Exhibit 99.1

Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas 78746

December 2, 2014

Mr. Patrick Goepel
16 Abbottswood Drive
Sudbury, Massachusetts 01776

Re: Lock-Up Agreement

Dear Pat:

You are the owner of 293,832 shares, or 4.86%, of the outstanding Common Stock of Asure Software, Inc. (“Asure”).  We understand that you desire to increase your ownership over 4.9% and up to as much as 9.9% by the open market purchase of additional shares of Asure’s Common Stock (with the shares to be so purchased referred to in this letter as the “Additional Shares”).

Under the provisions of Asure’s Amended and Restated Rights Agreement dated October 28, 2009 (the “Rights Agreement”), your proposed open market acquisition (or series of acquisitions) would trigger certain shareholder rights designed to prevent Asure from experiencing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).  As you are aware, if such an “ownership change” were to occur, Asure’s ability to use net operating losses and certain other tax attributes (collectively, the “NOLs”) for federal income tax purposes could be substantially limited or lost altogether.  Asure views its NOLs as a valuable asset, which is likely to inure to the benefit of Asure and its shareholders, and Asure believes that it is in the best interests of Asure and its shareholders to take measures to preserve these NOLs.

For purposes of this letter, capitalized terms not otherwise defined in this letter have the same meanings as in the Rights Agreement.

In consideration of the action by the Asure Board of Directors (excluding yourself) to declare that your purchase of the Additional Shares will not make you an Acquiring Person under the Rights Agreement, you agree as follows:

1. General. Subject to compliance with Asure’s insider trading policy, you may purchase the Additional Shares only during the six month (6) month beginning on the date hereof (subject to extension as agreed to by you and the Board), after Asure has filed a Current Report on Form 8-K regarding this letter agreement; provided that you will not begin purchasing Additional Shares until 3 hours after the filing of such Form 8-K. This permission to acquire Additional Shares may be revoked at any time if deemed necessary by the Asure Board of Directors (excluding yourself) to preserve the NOLs, or such other reason as determined by Asure Board of Directors (excluding yourself) in its sole  discretion (a “Revocation”). At the end of the earlier of the six month period or a Revocation, you agree not to, directly or indirectly, acquire any additional  Asure Common Stock without again obtaining the prior written consent of the Asure Board of Directors.

2. Lockup.  Except as specifically set forth in this letter, for a period ending on the earlier to occur of (x) the three (3) year anniversary of the date of each purchase by you of any of the Additional Shares and (y) the date on which an ownership change within the meaning of Treas. Reg. §1.382-2T first occurs (the “Lock-Up Period”), you will not, directly or indirectly (and will not permit any Affiliate or Associate to, directly or indirectly), (1) offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition of), or permit any of the foregoing with respect to the legal, record or beneficial ownership of shares of Asure Common Stock beneficially owned by you or any Affiliate or Associate, including shares beneficially owned at the date of this letter and the Additional Shares acquired hereafter (all together, the “Goepel Shares”), (2) pledge, hypothecate or grant a security interest or otherwise offer as collateral for any obligation that could result in the transfer, disposition or assignment of the Goepel Shares or (3) enter into any swap or other derivative contract or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Goepel Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Goepel Shares, other securities, cash or otherwise (any of the foregoing, a “Transfer”). Notwithstanding the foregoing, if the Asure Board of Directors approves a merger, stock sale or tender offer whereby  a third party will acquire control of Asure during the Lock-Up Period and terminates or otherwise waives the Rights Agreement so that the Rights Agreement will not be applicable to such transaction, then this letter will terminate as provided under Section 7 and you will be able to  participate in such transaction as a shareholder.

3.           Permitted Transfers. Notwithstanding the foregoing, during the Lock-Up Period, you may Transfer all or any portion of the Goepel Shares (i) to an Affiliate or Associate in a manner that is not treated as a transfer to a separate owner under Treas. Reg. §1.382-2T during the Lock-Up Period, provided that, as a condition to the effectiveness of such Transfer, the transferee enters into a joinder agreement in a form acceptable to Asure pursuant to which such transferee shall agree to be bound by the terms of this letter, (ii) in a manner that is not treated as a transfer of ownership for federal income tax purposes during the Lock-Up Period or (iii) to a transferee which, after such transfer owns, together with its Affiliates and Associates, less than 4.9% of Asure’s Common Stock outstanding so long as such Transfer does not result in (A) the creation of a new public group within the meaning of Treasury Reg. §1.382-2T(f)(13) or (B) an increase in the percentage ownership of Asure’s Common Stock by an existing public group.

4.           Restriction on Acquisition of Further Shares.  You agree not, directly or indirectly (and will not permit any Affiliate or Associate, directly or indirectly), to acquire any additional Asure Common Stock during the Lock-Up Period for your own account or that of an Affiliate or Associate by any means, including, without limitation, by direct purchase, exchange or acquisition of any ownership interest in an entity that owns Asure Common Stock; provided, however, that, during the Lock-Up Period, you may exercise your outstanding stock options, subject to existing restrictions, including the Company’s right to repurchase such options.

At the date of this letter, you represent and warrant that other than the shares of Asure Common Stock described in the opening paragraph hereof, neither you nor, to your knowledge, any of your Affiliates or Associates, owns or holds for your or its own account, within the meaning of Code Section 382, any other shares of Asure Common Stock.

5.           Voting Restrictions.  You further agree that during the Lock-Up Period, you will  vote your Additional Shares in the same manner as a majority of the outstanding Asure Common Stock vote at any meeting of stockholders or by written consent, in either case for any purpose or action on any matter which, if adopted, would constitute a reportable transaction with respect to you pursuant to Item 404 of Regulation S-K (transactions with related persons).

6.           Remedies.  Asure and you acknowledge and agree that (i) the provisions of this letter are reasonable and necessary to protect the proper and legitimate interests of the parties hereto and (ii) the parties hereto would be irreparably damaged in the event any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached.  To the fullest extent permitted by law, it is accordingly agreed that (a) Asure is entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this letter by you without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which Asure may be entitled hereunder or at law or equity, (b) Asure shall not record or otherwise recognize any purported Transfer in violation of this letter and (c) no purported transferee of a Transfer made in violation of this letter shall be entitled to any rights as an owner of shares of Asure Common Stock including, without limitation, the right to vote, receive dividends or distributions or any allocable or distributive share of any tax item of Asure.  In addition, the disinterested directors of Asure (acting by a majority) may revoke your exemption hereunder to acquire Additional Shares (i) immediately upon written notice, in the event that such directors believe in good faith that you have, or are likely to, violate the provisions of this letter or (ii) upon 10 days’ prior written notice, for any other or no reason.

6.           Choice of Law; Forum Selection.  This letter shall be construed, interpreted and the rights of the parties hereto determined in accordance with the laws of the State of Delaware without reference to the choice of laws provisions thereof.  Each of the parties hereto agrees (a) that this agreement involves at least $100,000 and (b) that this letter has been entered into by the parties hereto in express reliance upon 6 Del. C. §2708.  Each of the parties hereto hereby irrevocably and unconditionally agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of such agent and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if serviced upon such party personally within the State of Delaware.

EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LETTER OR ANY SCHEDULE HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

7.           Termination.  This letter agreement shall terminate at such time as the Rights Agreement is terminated or modified in writing such that it is no longer designed to preserve Asure’s NOLs.

8.           Miscellaneous.  Each part of this letter is intended to be severable.  If any term, covenant, condition or provision of this letter is held to be unlawful, invalid or unenforceable by a court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the remaining provisions of this letter, which shall remain in full force and effect and shall be binding upon the parties hereto.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.  This letter is not intended and shall not be construed to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

Asure Software, Inc.
/s/ PATRICK GOEPEL
Patrick Goepel

By /s/ MATTHEW BEHRENT
     Matthew Behrent, Director